Exhibit 10.39

SYMYX TECHNOLOGIES, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
CONFIRMATION

To: W. Henry Weinberg

Date: March 18, 2008

You have agreed to participate in the attached Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan (the "Plan"). By countersigning below, you confirm: (i) your agreement to the terms of the Plan in the form attached whether or not such changes are eventually adopted by the Board, (ii) your agreement that your participation in the Plan is further modified by the exceptions defined below, and (iii) your acknowledgment that this Plan supersedes your existing change in control letter between you and the Company effective December 31, 1998.

The Company and you have agreed to certain exceptions to the Plan. Under Section 4(a) of the Plan, you will have an additional cash payment in the amount of 32,300 times the price per share paid by an acquirer upon a Change in Control Termination as defined by the Plan. As a result of your right to an additional payment under Section 4(a), you have agreed to relinquish all right to the benefits and procedures specified under Section 4(c) of the Plan.

Please retain a copy of this confirmation and the Plan for your records. Please sign and promptly return a copy of this confirmation by March 25, 2008.

Symyx Technologies, Inc.
By: /s/ Troy Fenner
Its: VP, Human Resources

Acknowledged and agreed:

/s/  W. Henry Weinberg
W. Henry Weinberg